Exhibit 99.1
October 30, 2014

IDACORP, Inc. Reports Third Quarter 2014 Results, Raises 2014 Earnings Guidance Range

BOISE--IDACORP, Inc. (NYSE: IDA) reported third quarter 2014 net income attributable to IDACORP of $86.9 million, or $1.73 per diluted share, compared with $73.1 million, or $1.46 per diluted share, in the third quarter of 2013. For the first nine months of 2014, IDACORP recorded net income attributable to IDACORP of $158.8 million, or $3.16 per diluted share, compared with $154.8 million, or $3.09 per diluted share for the first nine months of 2013.

Idaho Power Company, IDACORP's principal operating subsidiary, reported third quarter 2014 net income of $84.6 million compared with $70.3 million in the third quarter of 2013, and net income of $155.2 million for the first nine months of 2014, compared with net income of $149.3 million for the same period in 2013.

“Our strong third quarter financial performance resulted from a combination of operational factors, including above average energy demands this summer, a sustained focus on cost management, and continued customer growth, as well as a significant benefit from a 2013 tax method change,” said IDACORP, Inc. President and CEO Darrel Anderson.

“For the fourth year in a row we anticipate sharing our positive results with Idaho customers under Idaho Power’s regulatory settlement stipulation,” Anderson added. “Additionally, this month the Idaho Public Utilities Commission approved an extension, with modifications, to the Idaho regulatory settlement stipulation for up to an additional five years. The extension provides for either additional amortization of tax credits or sharing of earnings with Idaho customers, depending on annual results.

“Based on our results to-date and expectations for the remainder of 2014, we have increased IDACORP’s 2014 full-year earnings guidance from the range of $3.50 to $3.65 per share to the range of $3.70 to $3.80 per share,” added Anderson.

Performance Summary

A summary of financial highlights for the quarters and nine months ended September 30, 2014 and 2013, is as follows (in thousands except per share amounts):

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Idaho Power net income	$84,600	$70,302	$155,154	$149,331
Net income attributable to IDACORP, Inc.	$86,889	$73,119	$158,832	$154,815
Average outstanding shares – diluted (000’s)	50,220	50,153	50,184	50,109
IDACORP, Inc. earnings per diluted share	$1.73	$1.46	$3.16	$3.09

The table below provides a reconciliation of net income attributable to IDACORP for the three- and nine-month periods ended September 30, 2014 to the same periods in 2013 (items are in millions and are before tax unless otherwise noted):

	Three months ended		Nine months ended
Net income attributable to IDACORP, Inc. - September 30, 2013 (as previously reported)(1)		$71.8		$150.8
Effect of an accounting method change for IDACORP Financial Services affordable housing investment amortization		1.3		4.0
Net income attributable to IDACORP, Inc. - September 30, 2013 (as reported under new method)		$73.1		$154.8
Change in Idaho Power net income:
Decreased sales volumes attributable to usage per customer, net of associated power supply costs and power cost adjustment (PCA) mechanism impacts	(8.3)		(29.7)
Increased sales volumes attributable to customer growth, net of associated power supply costs and PCA mechanism impacts	3.0		7.3
Increased payroll and benefits expenses	(1.8)		(4.1)
Increased depreciation, property tax, and other (net)	(2.0)		(3.7)
(Increased) decreased revenue sharing	(1.5)		1.3
Decrease in Idaho Power operating income	(10.6)		(28.9)
Changes in other non-operating income and expenses	1.4		3.9
Decreased income taxes due to tax method changes	15.7		15.7
Decreased other income tax expense	7.8		15.1
Total increase in Idaho Power net income		14.3		5.8
Other changes (net of tax)		(0.5)		(1.8)
Net income attributable to IDACORP, Inc. - September 30, 2014		$86.9		$158.8
(1) IDACORP's 2013 results reflect the retrospective adoption of Accounting Standards Update No. 2014-01, which increased IDACORP's earnings by $1.3 million for the third quarter of 2013, and by $4.0 million for the first nine months of 2013, as compared with what had been recorded for those periods under the previous method of accounting.

Third Quarter 2014 Net Income

IDACORP's net income increased $13.8 million for the third quarter of 2014 when compared with the same period in the prior year. Idaho Power’s operating income decreased by $10.6 million. Lower overall usage per customer due to comparatively mild weather decreased operating income by $8.3 million. Continued customer growth, which contributed $3.0 million to operating income, partially offset these weather-related impacts. Greater revenue sharing recorded in the third quarter of 2014 reduced operating income by $1.5 million. Idaho Power's operating income was also impacted by a $3.8 million increase in depreciation, property tax, and payroll and benefits expenses when compared with the same period in 2013.

The $10.6 million decrease in Idaho Power's operating income was more than offset by a net decrease in income tax expense of $23.5 million, primarily related to the flow-through impact of continued benefits from tax method changes, as well as lower pre-tax income when compared with the same period in 2013.

Year-to-Date Net Income

IDACORP's net income increased $4.0 million for the first nine months of 2014 when compared with the same period in the prior year. Idaho Power's operating income decreased by $28.9 million over the comparative period. Lower usage per customer due to milder weather decreased operating income by $29.7 million. These weather-related decreases were partially offset by continued growth in the number of customers and associated increased sales volumes, which increased operating income by $7.3 million for the first nine months of 2014. The number of general business customers at Idaho Power increased by 1.4 percent from the end of September 30, 2013 to September 30, 2014. Lower revenue sharing recorded in 2014 than in 2013 over the first nine months increased operating income by $1.3 million. Increases in depreciation, property tax, and payroll and benefits expenses combined to decrease operating income by $7.8 million for the first nine months of 2014 when compared with the same period in the prior year.

The $28.9 million decrease in Idaho Power's operating income was more than offset by a net decrease in income tax expense of $30.8 million, primarily related to the flow-through impact of continued benefits from tax method changes, as well as lower pre-tax income when compared with the same period in 2013.

Effect of Income Taxes and Tax Method Changes on Results

Income tax accounting method changes increased net income by $15.7 million for the first nine months of 2014 compared with the same period in the prior year. In 2013, Idaho Power recorded $4.6 million of incremental income tax expense as a result of a cumulative method change adjustment related to its capitalized repairs for generation assets for years prior to 2013. By contrast, during the third quarter of 2014, Idaho Power recorded an incremental income tax benefit of $11.1 million related to modifications to its overall capitalized repairs deduction tax method as agreed to with the Internal Revenue Service. Other income tax expense at Idaho Power was $7.8 million and $15.1 million lower for the three and nine months ended September 30, 2014, compared with the same periods in 2013, primarily due to lower pre-tax earnings in 2014.

Effect of Sharing on Results

During the third quarter and first nine months of 2014, Idaho Power recorded $4.9 million as a provision against current revenues to be refunded to customers through a future rate reduction. Idaho Power did not record any provision for sharing under the settlement stipulation prior to the third quarter. This revenue sharing arrangement is related to a December 2011 settlement stipulation with the Idaho Public Utilities Commission, which requires sharing with Idaho customers of a portion of Idaho-jurisdiction earnings exceeding a 10.0 percent Idaho return on year-end equity. By comparison, during the third quarter and first nine months of 2013, Idaho Power recorded $3.4 million and $6.2 million, respectively, related to the December 2011 settlement stipulation. The impact of sharing on results is reflected in the table below (in millions).

	Three months ended September 30,			Nine months ended September 30,
	2014	2013	Change	2014	2013	Change
Provision against current revenue as a result of sharing	$(4.9)	$(3.4)	$(1.5)	$(4.9)	$(6.2)	$1.3

Key Operating and Financial Metric Estimates for Full-Year 2014

As of the date of this report, IDACORP’s and Idaho Power’s estimates for 2014 are as follows (in millions, except per share amounts):

2014 Estimates
	Current(1)	Previous(2)
Idaho Power Operating & Maintenance Expense	No Change	$335-$345
Idaho Power Additional Amortization of ADITC	No Change	$0
Idaho Power Capital Expenditures, excluding allowance for funds used during construction	No Change	$280-$295
Idaho Power Hydroelectric Generation (MWh)(3)	5.9-6.4	5.5-6.5
IDACORP Earnings Guidance (per share)	$3.70-$3.80	$3.50-$3.65
(1) As of October 30, 2014.
(2) As of July 31, 2014, the date of filing IDACORP's and Idaho Power's Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.
(3) Based on reservoir storage levels and forecasted weather conditions as of the date of this report.

More detailed financial information is provided in IDACORP's Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live Web cast, or by calling (973) 200-3032 for listen-only mode. The passcode is 19259780. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/financials/confcalls.cfm. A replay of the conference call will be available on the IDACORP Web site for a period of 12 months.

Background Information

IDACORP, Inc. (NYSE: IDA) is based in Boise, Idaho and was formed in 1998 as a holding company. IDACORP subsidiaries include: Idaho Power, a regulated electric utility; IDACORP Financial, an investor in affordable housing projects and real estate; and Ida-West Energy, an operator of small hydroelectric projects. IDACORP's origins lie with Idaho Power and operations beginning in 1916. Today, Idaho Power employs approximately 2,000 people who serve more than 513,000 customers throughout a 24,000-square-mile area in southern Idaho and eastern Oregon. To learn more, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "continues," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) Idaho Power's rate design and the effect of regulatory decisions by state public utility commissions and federal regulators affecting Idaho Power's ability to recover costs and earn a return; (b) changes in customer growth rates, loss of significant customers, and related changes in loads; (c) the impacts of changes in economic conditions, including on customer demand; (d) unseasonable or severe weather conditions, wildfires, droughts, and other natural phenomena, which affect customer demand, hydroelectric generation levels, infrastructure repair costs, and fuel costs; (e) advancement of new technologies that reduce loads; (f) adoption of or changes in, and costs of compliance with, laws, regulations, and policies, including those relating to the environment, and the ability to obtain and comply with governmental authorizations; (g) variable hydrological conditions and over-appropriation of surface and groundwater and the impact on generation from hydroelectric facilities; (h) the ability to purchase fuel and power from suppliers on reasonable terms; (i) accidents, fires, explosions, and mechanical breakdowns that may occur while operating and maintaining an electric system, and disruptions and outages of generation and transmission systems or the western interconnected transmission system; (j) the ability to obtain debt and equity financing when necessary and on reasonable terms; (k) reductions in credit ratings and potential reduction in liquidity; (l) the ability to buy and sell power, transmission capacity, and fuel in the markets and the availability to enter into, and success or failure of, financial and physical commodity hedges; (m) changes in or implementation of mandatory reliability, security, and other requirements; (n) costs and operational challenges of integrating an increasing volume of mandated purchased intermittent power; (o) the magnitude of future benefit plan funding obligations; (p) the ability and willingness of the companies' boards of directors to continue to pay dividends, and contractual and regulatory restrictions on those dividends; (q) changes in tax laws and the availability of tax credits; (r) employee workforce factors, including potential unionization of all or part of the companies' workforce and the impacts of an aging workforce; (s) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the companies from cyber attacks, terrorist incidents, or the threat of terrorist incidents, and acts of war; (t) unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs, and (u) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Part I, Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Lawrence F. Spencer	Stephanie McCurdy
Director of Investor Relations	Corporate Communications
Phone: (208) 388-2664	Phone: (208) 388-6973
LSpencer@idacorpinc.com	SMcCurdy@idahopower.com

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